AMENDMENT 1
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT 1 to EMPLOYMENT AGREEMENT is entered into effective for all purposes as of January 1, 2019, by and between ICTV Brands Inc., a Nevada corporation (the "Company") and KELVIN CLANEY ("Employee").

The Company entered into an Employment Agreement with Employee effective January 1, 2017 (the "Employment Agreement"). The Company now desires to secure an additional term of services from Employee, and Employee is willing to commit to such additional term of services to the Company upon the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual promises and agreements contained herein, the Employment Agreement is hereby amended as follows.

1. Positon as CEO. Paragraph 1 of the Employment Agreement is hereby amended to read:

The Company hereby employs Employee to serve the Company as Chief Executive Officer. During his term as Chief Executive Officer, Employee shall be responsible for all of the business operations of the Company and shall be a member of the Company's Board of Directors. Employee shall have the right at any time during the term of this Agreement, upon 60 days prior written notice to the Company's Board of Directors, to resign his position as Chief Executive Officer and become Creative Director of the Company. During his term as Creative Director, Employee shall be responsible for product identification and development, infomercial and video commercial development and product sales initiatives. As Chief Executive Officer, Employee shall serve under the direction and supervision of the Company's Board of Directors. As Creative Director, Employee shall serve under the direction and supervision of the Company's Chief Executive Officer and Board of Directors. Employee agrees to carry out such employment in a good and professional manner and to the reasonable satisfaction of the Company.

2. Compensation.

(a) Continuation of Reduction in Base Salary. Employee has accepted a voluntary temporary reduction in his base salary of $100,000 per year, initially from April 1, 2018, through December 31, 2018, and has voluntarily continued such temporary reduction to date. It is agreed that such temporary reduction in base salary shall continue through the next calendar quarter in which the Company reports a net income for that quarter, as determined by reference to the Company's quarterly financial statements as reviewed by the Company's external

auditors, and shall thereafter revert to the amount set forth in the Employment Agreement. The Company acknowledges that the temporary reduction does not affect Employee's base salary for purposes of calculating any compensation that would be due Employee upon a termination of his employment.

(b) Compensation for Salary Reduction. In order to compensate Employee for the above reduction in base salary, Employee shall be issued 250,000 shares of the Company's common stock at an issuance valuation of $.05 per share, and shall be granted options under the Company's 2011 Incentive Stock Option Plan to purchase an additional 350,000 shares at an exercise price of $.05 per share. Such options shall be exercisable at any time within 10 years from the date of this Amendment 1.

(c) Base Salary as Creative Director. Paragraph 2(a) of the Employment Agreement is hereby amended to provide that at such time as Employee is no longer CEO of the Company, but serves as Creative Director of the Company, his base salary shall be not less than $195,000 per year.

3. Health Insurance. Paragraph 3(a) of the Employment Agreement is hereby amended to read:

Employee's primary health insurance is provided through Medicare. The Company will reimburse Employee for the Medicare premiums for Employee and his spouse, and for the reasonable cost of a supplemental health insurance policy for Employee and his spouse, as approved by the Company's Compensation Committee.

Except as amended hereby, all terms and conditions of the Employment Agreement remain unchanged and in full force and effect, including but not limited to the provisions of paragraph 4 of the Employment Agreement.

This Amendment 1 to Employment Agreement may be executed in multiple counterparts, all of which taken together shall constitute one Agreement. This Agreement may be executed and delivered by fax, email or any other form of electronic delivery.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment 1 to Employment Agreement effective as of the date set forth above.

ICTV Brands Inc.

By: [signature] 2/12/19
Douglas Crouthers, President

[signature]
KELVIN CLANEY
February 12, 2019